Exhibit 99.1

Hanger, Inc. Announces Definitive Agreement to be Acquired by

Patient Square Capital for $18.75 Per Share in Cash

Total Enterprise Value of Approximately $1.25 Billion

AUSTIN, Texas--(BUSINESS WIRE)-- Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, announced today that it has entered into a definitive agreement to be acquired by Patient Square Capital, a dedicated health care investment firm. Under the terms of the agreement, which has been unanimously approved by Hanger’s Board of Directors, Hanger stockholders will receive $18.75 in cash per share, representing an approximately 29% premium to the 30 calendar day volume-weighted average price (VWAP) ending July 20, 2022, and a total enterprise value of approximately $1.25 billion. Upon completion of the transaction, Hanger will become a privately held company, and its common stock will no longer be traded on the New York Stock Exchange (NYSE).

Vinit Asar, Hanger’s President and Chief Executive Officer (CEO) said, “I’m very pleased to be announcing this agreement today as the transaction will result in immediate and substantial value creation for our stockholders. This transaction represents a culmination of an extensive review by our Board of Directors of strategic alternatives to provide value to our stockholders and to offer financial flexibility for our company to pursue future growth initiatives. Patient Square Capital recognizes the value of our brand and the quality of our world-class team, and is grounded in similar values that guide our actions. They share the same long-term vision for our company, which makes them an excellent partner for the next phase of our journey.”

Patient Square Capital is a patient-centered investment firm with a team of seasoned executives that uses deep health care expertise, a broad network of relationships, and a true partnership approach to make investments in companies to grow and thrive, partnering with organizations who they believe have the ability to improve patient lives, strengthen communities, and create a healthier world.

Patient Square Capital Managing Partner Jim Momtazee said, “I have closely followed Hanger’s impactful work for most of my career and genuinely respect the positive impact they have on their patients and customers. Patient Square values the steps taken by the leadership team to strengthen the company’s position and is thrilled to partner with the Hanger management team to support the next phase of their growth.”

Transaction Details

The transaction will be financed through a combination of committed equity financing provided by Patient Square Equity Partners, LP, as well as committed debt financing to be led by funds managed by Ares Capital Management LLC.

The transaction is expected to close in the fourth quarter of 2022, subject to the receipt of stockholder approval, regulatory approvals, and the satisfaction of other customary closing conditions.

Following the close of the transaction, Hanger will continue to be led by Asar, who has been its President and CEO for more than a decade, and will maintain its headquarters in Austin, Texas.

Advisors

BofA Securities, Inc. is acting as the exclusive financial advisor to Hanger, and Foley & Lardner LLP is serving as legal counsel. Greenberg Traurig, LLP is acting as M&A legal counsel, Kirkland & Ellis LLP is acting as financing legal counsel, and Latham & Watkins LLP is acting as health care legal counsel to Patient Square Capital. Proskauer Rose LLP is acting as financing legal counsel to Ares Capital Management LLC.

Quarterly Results Announcement

In light of the proposed transaction, Hanger will no longer host a conference call to discuss financial results for the second quarter of 2022. The Company expects to issue its earnings release and file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 on or about August 8, 2022.

About Hanger, Inc.

Headquartered in Austin, Texas, Hanger, Inc. (NYSE: HNGR) provides comprehensive, outcomes-based orthotic and prosthetic (O&P) services through its Patient Care segment, with approximately 875 Hanger Clinic locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Recognized by Forbes as one of America’s Best Employers for 2022, and rooted in 160 years of clinical excellence and innovation, Hanger is a purpose-driven company with a vision to lead the O&P markets by providing superior patient care, outcomes, services and value, aimed at empowering human potential.

About Patient Square Capital

Patient Square Capital (www.patientsquarecapital.com) is a dedicated health care investment firm that partners with best-in-class management teams whose products, services and technologies improve health. Patient Square utilizes deep industry expertise, a broad network of relationships and a true partnership approach to make investments in companies grow and thrive. Patient Square invests in businesses that strive to improve patient lives, strengthen communities, and create a healthier world. Patient Square’s team of industry-leading executives is differentiated by the depth of focus in health care, the breadth of health care investing experience, and the network it can activate to drive differentiated outcomes.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning the proposed merger of Hanger, Inc. (“Hanger”) and Hero Merger Sub, Inc. (“Merger Sub”), a subsidiary of Hero Parent, Inc. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 21, 2022, by and among Parent, Merger Sub and Hanger and the ability to consummate the proposed Merger, our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this press release. These uncertainties include, but are not limited to, the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory approvals, satisfy the other conditions to the consummation of the Merger or complete necessary financing arrangements; the risk that the Merger disrupts our current plans and operations or diverts management’s attention from its ongoing business; the effects of the Merger on our business, operating results, and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we do business; the risk that our stock price may decline significantly if the Merger is not consummated; the nature, cost and outcome of any legal proceedings related to the Merger; the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; labor shortages and increased turnover in our employee base; contractual, inflationary and other general cost increases, including with regard to costs of labor, raw materials and freight; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the three months ended March 31, 2022, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

Additional Information and Where to Find It

This communication relates to the proposed merger (the “Merger”) of Hanger and Merger Sub pursuant to the terms of the Agreement and Plan of Merger, dated as of July 21, 2022, by and among Parent, Merger Sub and Hanger (the “Merger Agreement”). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital. A special meeting of the stockholders of Hanger will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger. Hanger expects to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents in connection with the proposed Merger. Stockholders of Hanger are urged to read the definitive proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about Hanger, Parent, Merger Sub and the Merger. Stockholders may obtain a free copy of these materials (when they are available) and other documents filed by Hanger with the SEC at the SEC’s website at www.sec.gov, at Hanger’s website at http://corporate.hanger.com or by sending a written request to our Corporate Secretary at our principal executive offices at 10910 Domain Drive, Suite 300, Austin, Texas 78758.

Participants in the Solicitation

Hanger, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Hanger’s stockholders in connection with the Merger and any direct or indirect interests they have in the Merger will be set forth in Hanger’s definitive proxy statement for its special stockholder meeting when it is filed with the SEC. Information relating to the foregoing can also be found in Hanger’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 28, 2022 and Hanger’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”) filed with the SEC on April 7, 2022. To the extent that holdings of Hanger’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Investor Relations Contact:

Asher Dewhurst
(443) 213-0503
HangerIR@westwicke.com

Media Contact:

Krisita Burket

(904) 239-4627

kburket@hanger.com

Patient Square Capital Contact:

Shree Dhond/Doug Allen

Dukas Linden Public Relations

646-808-3600

PatientSquare@DLPR.com

Source: Hanger, Inc.